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                                                                   EXHIBIT 10.10

                                 March 18, 2004

Ken Lustig
Senior Director
Corporate Development and Strategy
Microsoft Corporation
One Microsoft Way
Redmond, WA 98052-6399

         Re: Redemption and Waiver of Payments

Dear Ken:

Immersion and Microsoft entered into a Series A Preferred Stock Purchase Agreement dated as of July 25, 2003 (the "Purchase Agreement"), pursuant to which Microsoft purchased 2,185,792 shares of the Company's Series A Redeemable Convertible Preferred Stock (the "Series A Preferred Stock"). The parties also entered into a Registration Rights Agreement dated as of July 25, 2003 (the "Registration Rights Agreement"). Under the Registration Rights Agreement, Immersion agreed to file a registration statement to register those shares of Immersion common stock to be issued upon conversion of the Series A Preferred Stock (the "Registration Statement"). Pursuant to Article 7(a) of Immersion's Certificate of Designation of the Series A Preferred Stock (the "Certificate of Designation"), Immersion has the option to redeem all of the shares of the Series A Preferred Stock under certain circumstances.

Microsoft hereby agrees that it irrevocably waives its rights to (a) dividends that would otherwise accrue after the Registration Statement becomes effective and be payable to Microsoft pursuant to Section 2 of the Certificate of Designation, and (b) any amounts that may be payable by Immersion under Section 3(l)(iii) of the Registration Rights Agreement, in connection with the requirement that Immersion obtain the effectiveness of the Registration Statement within one hundred eighty (180) days of its filing with the Securities and Exchange Commission.

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Immersion hereby agrees (c) that between the date on which Microsoft receives a
Redemption Notice and the applicable Redemption Date (as defined in Section 7(c) of the Certificate of Designation), Microsoft shall have the right to convert its shares of the Series A Preferred Stock into shares of Immersion Common Stock, as set forth in Section 5 of the Certificate of Designation, (d) that, solely with respect to Microsoft, the number of shares to be surrendered to Immersion pursuant to the second sentence of Section 7(d) of the Certificate of Designation shall be the number of shares of Series A Preferred Stock that Microsoft has not converted into shares of Immersion Common Stock as of the applicable Redemption Date, and (e) to continue to work diligently and in good faith to obtain the effectiveness of the Registration Statement.

If Microsoft agrees to the foregoing, please have this letter agreement executed below by an authorized Microsoft representative, and fax or send a pdf copy of the executed document to the attention of Patrick Reutens at Immersion. His fax number is 408.350.8761, and his email address is preutens@immersion.com. Upon execution by Microsoft, this letter agreement shall be effective as of the date first set forth above.

Very truly yours,

IMMERSION CORPORATION

/s/ Victor Viegas
----------------------------
Victor Viegas
President, CEO and CFO

AGREED AND ACCEPTED

MICROSOFT CORPORATION

BY: /s/ John A. Seethoff
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PRINT NAME: John A. Seethoff

TITLE: Assistant Secretary

DATE: ______________________